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                                                                    EXHIBIT 10.8
                                    EXECUTIVE
                               LONG TERM INCENTIVE
                                COMPENSATION PLAN

THE HERTZ CORPORATION
JANUARY, 2005
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                              THE HERTZ CORPORATION
                       EXECUTIVE LONG TERM INCENTIVE PLAN

A.       PURPOSE:

         The purpose of the Hertz Long Term Incentive Plan ("Plan") is to motivate certain executives with compensation conditioned upon the achievement of the Company's financial goals and long-term success.

B.       ADMINISTRATION OF THE PLAN:

         The Plan is administered by the Compensation Committee of the Board of Directors ("Committee").

         The Committee will determine the performance categories to be measured, establish target levels against which performance in each category will be measured, approve aggregate and individual target awards, evaluate performance against the target levels, approve final individual awards, interpret the provisions of the Plan, and establish such rules and procedures as may be necessary to implement and administer the Plan.

C.       ELIGIBILITY:

         Officers and other key executives of Hertz, as recommended by management and approved by the Committee, are eligible to participate in the Plan.

         New participants are eligible for grants (target awards) made on or after the first day of the calendar year in which such participant first becomes eligible. No adjustment will be made to the outstanding grants of persons promoted to a higher level position during a performance period, except as approved by the Committee. Such promotions will be considered in determining the size of the target awards for future performance periods.

D.       PERFORMANCE PERIODS:

         Performance periods generally will cover five years. The initial five year performance period began on January 1, 1991 and ended on December 31, 1994. A new five year performance period will begin on January 1 of each year thereafter.

E.       TARGET AWARD GRANTS:

         Dollar values for target awards will be established consistent with competitive long-term incentive and total compensation values. Aggregate target values are set to provide competitive compensation for 100% achievement of the performance target for each performance category.
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         Individual target awards will be based on each participant's performance and expected contribution to the company's success. Each participant will be advised of the dollar value of the target award granted to him/her, the performance categories and the target levels of performance established for each category for the performance period.

F.       TRANSITION GRANTS:

         Transition Grants will be made to new participants, which will "phase-in" the new participant as follows:

         -        25% of Target Award Grant in first year of participation

         -        50% of Target Award Grant in second year of participation

         -        75% of Target Award Grant in third year of participation

         -        100% of Target Award Grant in fourth year of participation

         Variations in this phase-in schedule may be made with the approval of the Committee.

G.       PERFORMANCE CATEGORIES AND PERFORMANCE TARGETS:

         Awards under the Plan will be based on achievement of quantitative and qualitative performance targets for the categories of Hertz performance shown below with their respective weights:

                PERFORMANCE CATEGORIES                                                             WEIGHT
                ----------------------                                                             ------
                NET INCOME: compound annual percent improvement relative to Net Income averaged       70%
                for the S&P 500.

                MARKET SHARE: achievement of (a) targeted US Rent A Car market share at the top       30%
                twenty airports, and (b) targeted market share gap between Hertz and the leading competitor at the top twenty airports.

         NET INCOME: For each performance period, Hertz' average annual percentage change in net income will be compared with the annual percentage change for S&P 500. To emphasize consistent, long-term growth, results will be weighted as shown below for the initial four-year performance period.
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
                                                                                      Weight
                                                                                      ------
                Average change for the full performance period                          35%
                Average change for the last four years of the performance period        25%
                Average change for the last three years of the performance period       20%
                Average change for the last two years of the performance period         20%
                                                                                        ---
                                                                                       100%

           MARKET SHARE - The Committee will evaluate performance in relation to targets established for market share and market share gap to determine the percentage achievement for each year and the total performance period based on quantitative data and other factors it considers to be relevant.

                  PERFORMANCE TARGETS MAY BE ADJUSTED BY THE COMMITTEE DURING A PERFORMANCE PERIOD CONSIDERING FACTORS IT DEEMS RELEVANT TO MAINTAIN THE INCENTIVE VALUE OF THE PLAN.

H.       DETERMINATION OF FINAL AWARDS:

         Final awards will be determined and submitted for approval of the Committee as soon as practicable after the end of each performance period. Payments will be made not later than 180 days following the end of a performance period. The award is based on the performance achieved against the target for each performance category and other factors deemed relevant by the Committee. The awards for each performance category can range from 0 to 200% of the target for that category. In each case, performance results and award entitlement in each category stand alone and the sum of awards generated in each category will determine the final award paid to each participant.

I.       TERMINATION OF EMPLOYMENT:

         If a participant's employment is terminated due to a company approved retirement, disability or death, the participant or their estate will be eligible for future payout based on the performance results at the end of each performance period where there was an approved grant in place. However, in the event of competitive employment (subject to waiver by the Committee), failure to cooperate with the company, or conduct inimical to the best interest of the company, all rights to receive a future award will cease.

         If a participant's employment is terminated for any reason except company-approved retirement, disability or death prior to the end of a performance period, all rights to receive a final award for such period would cease as of the date of termination, subject to waiver by the Committee.